UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 13, 2011
TEKELEC

(Exact name of registrant as specified in its charter)

California	000-15135	95-2746131

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Paramount Parkway, Morrisville, North Carolina	27560

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (919) 460-5500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On January 13, 2011, Tekelec (the “Company”) entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) by and among the Company, the Company’s Belgian subsidiary, Tekelec International, SPRL (each, a “Borrower,” and together, the “Borrowers”), the lenders who are or may become a party thereto and Wells Fargo Bank, N.A. (the “Bank”), as successor by merger to Wachovia Bank, National Association, as administrative agent, swingline lender and issuing lender. The Amended and Restated Credit Agreement amends and restates in its entirety the Credit Agreement dated as of October 2, 2008, between the Company and the Bank, as successor by merger to Wachovia Bank, National Association, as amended by that certain First Amendment dated as of December 10, 2008, Second Amendment dated as of February 6, 2009, Third Amendment dated as of June 12, 2009, Fourth Amendment dated as of October 2, 2009, Fifth Amendment and First Extension Option dated as of December 30, 2009, Sixth Amendment and Limited Consent to Credit Agreement dated as of May 3, 2010 and Seventh Amendment dated as of October 1, 2010 (as amended, the “Original Credit Agreement”).
     The Amended and Restated Credit Agreement amended the Original Credit Agreement to, among other changes, increase the aggregate amount of the revolving credit facility provided for therein from $50 million to $75 million and extend the maturity date of the revolving credit facility and of the related swingline subfacility from October 2, 2012 to January 12, 2016 (the “Maturity Date”). Pursuant to the Amended and Restated Credit Agreement, (i) the Borrowers may borrow up to an aggregate principal amount of $75 million for general corporate purposes, (ii) the Company may borrow up to $10 million of such amount under a swingline subfacility and (iii) the Bank agrees to issue commercial letters of credit and standby letters of credit prior to the Maturity Date, provided that each letter of credit shall expire no later than the one-year anniversary of the Maturity Date, and provided further that the Bank shall have no obligation to issue any letter of credit if after giving effect to such letter of credit the dollar amount of all outstanding letters of credit would exceed $20 million or the aggregate amount of borrowings under the Amended and Restated Credit Agreement would exceed $75 million. At the time of entering into the Amended and Restated Credit Agreement, the Company had approximately $2.7 million of borrowings outstanding under the letter of credit facility under the Original Credit Agreement, which borrowings became obligations under the Amended and Restated Credit Agreement.
     Borrowings under the Amended and Restated Credit Agreement (i) by the Company for revolving loans in U.S. Dollars, bear interest, at the Company’s election, at the base rate, calculated at the higher of the prime rate and the federal funds rate plus 1/2 of 1%, or at the Bank’s LIBOR rate plus the applicable margin for the one, two or three month interest period selected by the Company, (ii) by Tekelec International, SPRL for revolving loans in Euros, bear interest at the Bank’s LIBOR rate plus the applicable margin for the one, two or three month interest period selected by Tekelec International, SPRL, and (iii) by the Company for swingline loans in U.S. Dollars, bear interest at the base rate, calculated at the higher of the prime rate and the federal funds rate plus 1/2 of 1%, plus the applicable margin. The foregoing rates are the current rates and are subject to adjustment over time based on financial ratios. If the Borrowers default under the Amended and Restated Credit Agreement, the Bank may at its option increase the interest rate on all outstanding principal balances to 2.0% more than the rate otherwise applicable. The Company is required to pay to the Bank

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certain fees, including a commitment fee of $90,000 and an undrawn fee at a rate per annum equal to the applicable margin on the average daily unused portion of the revolving credit commitment, payable quarterly in arrears. In addition, the applicable Borrower is required to pay fees in connection with each letter of credit, including a commission at a rate per annum equal to the applicable margin, payable quarterly in arrears, and an advance issuance or extension fee, as applicable, equal to the greater of $300 and 0.15% per annum on the face amount thereof pro-rated from the date of issuance or extension, as applicable, to the expiration date thereof.
     The foregoing description of the amendments to the Original Credit Agreement and of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

The following Exhibit 10.1 is filed as part of this Form 8-K:

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement dated as of January 13, 2011, by and among the Company, Tekelec International, SPRL, the lenders who are or may become a party thereto, and Wells Fargo Bank, N.A., as administrative agent, swingline lender and issuing lender

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekelec
Dated: January 18, 2011	By:	/s/ Stuart H. Kupinsky
Stuart H. Kupinsky
Senior Vice President, Corporate Affairs and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated as of January 13, 2011, by and among the Company, Tekelec International, SPRL, the lenders who are or may become a party thereto, and Wells Fargo Bank, N.A., as administrative agent, swingline lender and issuing lender